Exhibit 23.7
September 21, 2007
Board of Directors
Oak Hill Financial, Inc.
14621 State Road 93
Jackson, Ohio 45640
Re:   Registration Statement on Form S-4 of WesBanco, Inc.
Ladies and Gentlemen:
Reference is made to our opinion letter, dated July 19, 2007, with respect to the fairness, from a financial point of view, to the holders of the common stock of Oak Hill Financial, Inc. (“Oak Hill”) of the right to receive the per share consideration to be paid by WesBanco, Inc. (“WesBanco”) in connection with the merger of Oak Hill with and into WesBanco pursuant to an Agreement and Plan of Merger between Oak Hill, Oak Hill Banks, WesBanco and WesBanco Bank, Inc.
The foregoing opinion letter was provided for the information and assistance of the Board of Directors of Oak Hill in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Oak Hill has determined to include our opinion in the above-referenced Registration Statement. Our opinion is not intended to, and may not, be relied upon by WesBanco or its stockholders.
In that regard, we hereby consent to the reference to our opinion under the captions “Summary — Opinions of Financial Advisors”, “The Merger — Background of the Merger”, “The Merger — Oak Hill’s Reasons for the Merger” and “The Merger — Opinion of Oak Hill’s Financial Advisor” in, and to the inclusion of such opinion as Annex C to, the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. By giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.
/s/ STIFEL, NICOLAUS & COMPANY, INCORPORATED